Exhibit 5.1
HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C.	________	harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

June 12, 2014

EFLO Energy, Inc.
333 N. Sam Houston Parkway East
Suite 600
Houston, Texas  77060

This letter will constitute an opinion upon the legality of the sale by EFLO Energy, Inc., a Nevada corporation (the "Company"), of common stock having a value of $20,000,000, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Nevada, and a copy of the Registration Statement.  In our opinion, the Company was authorized to issue the shares of common stock mentioned above and such shares were validly issued and represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart